Exhibit 6.5

CONVERTIBLE NOTE PURCHASE AGREEMENT

This CONVERTIBLE NOTE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 2, 2015, by and between TRIPLEPULSE, INC., a Delaware corporation (the “Company”), and the persons who are signatories hereto (each, a “Purchaser” and, collectively, the “Purchasers”).

RECITALS

A.            The Company desires to issue and sell to Purchasers, and Purchasers desire to purchase and acquire from the Company up to Five Hundred Thousand US Dollars (US $500,000.00) in aggregate principal amount of promissory notes, on the terms and subject to the conditions of this Agreement.

AGREEMENT

In consideration of the foregoing recitals and the mutual promises and covenants contained herein, the parties, intending to be legally bound, hereby agree as follows:

1.	Purchase and Sale of Notes.

(a)            Authorization and Issuance of the Notes. The Company has authorized the issuance and sale of the Company’s Convertible Promissory Notes, in the form attached hereto as Exhibit A (each, a “Note”, and collectively, the “Notes”).

(b)	Issuance of the Notes.

(i)            Purchase and Sale. At each Closing (as defined in Section 1(b)(iii)), the Company shall issue and sell to each Purchaser, and each Purchaser shall purchase and acquire from the Company, the Notes in the principal amounts set forth in such Purchaser’s Note (the “Purchase Price”). The aggregate Purchase Price of the Notes shall not exceed $500,000.00 (the “Maximum Offering”). The names of the Purchasers and the principal amount of the Notes issued to each such Purchaser shall be set forth on Schedule 1, which schedule shall be updated from time to time by the Company following each Closing.

(ii)            The Initial Closing. The initial closing of the purchase and sale of the Notes (the “Initial Closing”) shall occur concurrently with the execution of this Agreement, or such later date as the Company and Purchasers shall agree to in writing (the “Initial Closing Date”), in each case at the offices of the Company, located at 1316 3rd Street, Suite B5, Santa Monica, CA 90401. At the Initial Closing, the Company shall deliver to the Purchasers the duly executed Notes. Delivery shall be made against receipt by the Company of the Purchase Price by check or wire transfer of immediately available funds.

(iii)            Additional Closings. For a period of sixty (60) from the Initial Closing Date, the Company may sell Notes pursuant to this Agreement to purchasers (each an “Additional Purchaser”) at additional closings (each, an “Additional Closing”) until the Company has issued that amount of Notes representing the Maximum Offering. Each Additional Purchaser shall be treated as a Purchaser herein. Each Additional Closing, collectively, with the Initial Closing, shall be referred to as a “Closing” and each Additional Closing date, collectively with the Initial Closing Date, shall be referred to as “Closing Date”).

TriplePulse Note Purchase Agreement

2.            Representations and Warranties of the Company. As of the Initial Closing Date, the Company represents and warrants to each Purchaser that:

(a)            Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and corporate authority to carry on its business as presently conducted. The Company has no subsidiaries. The Company is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary.

(b)            Authorization. The execution, delivery and performance of this Agreement and each of the Notes, and the consummation of the transactions contemplated hereby and thereby has been duly authorized by all required corporate actions of the Company.

(c)            Due Execution and Delivery; Binding Obligations. This Agreement and the Notes have been duly executed and delivered by the Company, and this Agreement and the Notes constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability and except as rights of indemnity or contribution may be limited by federal or state securities or other laws or the public policy underlying such laws.

(d)            No Conflict or Violation. Neither the execution and delivery of this Agreement and the Notes by the Company, nor its consummation of the transactions contemplated hereby or thereby, will result in: (i) a violation of, or a conflict with, the Company’s Certificate of Incorporation, Bylaws or any subscription, stockholders’ or similar types of agreements or understandings; (ii) a material breach of, or a material default (or an event which, with notice or lapse of time or both would constitute a material default) under or result in the termination of, or accelerate the performance required by, or create a right of termination or acceleration under, any material contract, agreement, instrument, license, encumbrance or permit to which such the Company is a party or by which the Company or its business is bound or affected; (iii) to the knowledge of the Company, a violation by the Company of any law applicable to the Company or any judgment, court order or the like to which the Company is a party or by which it is bound; or (iv) an imposition of any material lien on the Company or its assets.

(e)            Consents and Approvals. The execution and delivery of this Agreement and the Notes by the Company, the issuance, sale and delivery of the Notes by the Company, and the consummation of the transactions contemplated hereby and thereby, do not and will not require any authorization, registration or filing with, or consent or approval of, any person, other than the Company and its stockholders, including, without limitation, any governmental authority or regulatory body, except for filings required under applicable securities laws.

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(f)            Litigation. There is no action, suit, proceeding or investigation pending or, to the best of the Company’s knowledge, currently threatened against the Company (or, to the best of the Company’s knowledge, threatened against or affecting any of the officers, directors or employees of the Company with respect to their duties and activities with respect to the Company) that questions the validity of this Agreement or the right of the Company to enter into such Agreement or to consummate the transactions contemplated hereby, or that might result, either individually or in the aggregate, in any material adverse changes in the business, assets or condition of the Company, financially or otherwise.

3.            Representations and Warranties of Purchasers. Each Purchaser represents and warrants to the Company, as of the applicable Closing Date on which such Purchaser purchased Notes, as follows:

(a)            This Agreement and the Note issued to Purchaser constitute the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its respective terms.

(b)            Purchaser, to the extent applicable, has acquired the Note for Purchaser’s own account, with the intention of holding the same for investment and not with a view to the distribution thereof in violation of federal and state securities laws.

(c)            Purchaser understands, to the extent applicable, that the Note has not been registered under the Securities Act of 1933 (the “Securities Act”) or any applicable state securities laws in reliance upon exemptions contained in the Securities Act and such applicable state securities laws, and that the Company’s reliance upon such exemptions is based in part on the representations of Purchaser contained in this Agreement. Purchaser further understands and acknowledges that the Note must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or unless such disposition is exempt from registration thereunder.

(d)            Purchaser is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act.

(e)            Purchaser (i) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of making the investment contemplated hereby, and (ii) understands that an investment in the Company involves significant risks and is suitable only for persons of adequate financial means who have no need for liquidity in this investment. Purchaser represents that no assurances or guarantees have been made to Purchaser by anyone, including the Company’s management, regarding whether the Company will be profitable. Purchaser acknowledges that Purchaser may lose all or a portion of Purchaser’s investment in the Company. It is specifically understood and agreed by Purchaser that no person in the Company’s management, and no employee, agent or representative of the Company, has made, nor by this Agreement shall be construed to make, directly or indirectly, explicitly or by implication, any representation, warranty, projection, assumption, promise, covenant, opinion, recommendation or other statement of any kind or nature with respect to the anticipated profits or losses of the Company. The Company has made available to Purchaser and Purchaser’s accountants, attorneys and other advisors full and complete information concerning the financial structure of the Company and any other available data requested by Purchaser as a basis for estimating the potential profits and losses of the Company, and Purchaser acknowledges that Purchaser has either reviewed such information or has waived review of such information.

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(f)            If Purchaser is not a U.S. Person as that term is defined in Rule 902(o) of Regulation S promulgated under the Securities Act (“Regulation S”), then such Purchaser shall not offer and sell the Notes (or the securities issuable upon conversion of the Notes) to any U.S. Person except in accordance with Regulation S and any other applicable law of the United States.

(g)            Purchaser acknowledges that, in addition to any legend required under applicable securities laws, the certificates and instruments evidencing the Notes, acquired by Purchaser will bear the following legends:

(i)            “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT.”

(ii)            Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

4.	Conditions to Purchase.

(a)            Conditions to Obligations of Purchaser on the Closing Date. The obligations of each Purchaser to purchase the Notes on the Closing Date is subject to the satisfaction of the following conditions:

(i)            Notes. Purchaser shall have received a Note, duly executed by the Company in accordance with the provisions of Section 1(b).

(ii)            No Defaults. The Company shall be in compliance with the terms and provisions set forth in this Agreement and the Notes and no default or event of default under this Agreement or the Notes shall have occurred and be continuing or shall occur upon consummation of this Agreement.

(iii)            Requisite Approvals. The Company shall have obtained all governmental required consents, licenses, permits and approvals relating to the transactions contemplated by this Agreement and the Notes, which, consents, licenses, permits and approvals shall be in full force and effect and be reasonably acceptable to Purchaser and Purchaser’s counsel.

(iv)            Representations and Warranties. The representations and warranties of the Company contained herein and in the Notes and in any certificate or other instrument delivered pursuant to any of the foregoing shall be correct in all material respects as though made on and as of the Closing Date, except to the extent that such representations and warranties speak as of a certain date, in which case such representations and warranties shall have been true and correct as of such date.

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(b)            Conditions to Obligations of Company on the Closing Date. The obligations of the Company to issue and sell the Notes on the Closing Date is subject to the satisfaction of the following conditions:

(i)            Purchase Price. Purchasers shall have delivered the Purchase Price for the Notes in accordance with the provisions of Section 1(b).

(ii)            No Defaults. The Purchasers shall be in compliance with the terms and provisions set forth in this Agreement and the Notes and no default or event of default under this Agreement or the Notes shall have occurred and be continuing or shall occur upon consummation of this Agreement.

(iii)            Requisite Approvals. The Purchasers shall have obtained all governmental required consents, licenses, permits and approvals relating to the transactions contemplated by this Agreement and the Notes, which, consents, licenses, permits and approvals shall be in full force and effect and be reasonably acceptable to Purchaser and Purchaser’s counsel.

(iv)            Representations and Warranties. The representations and warranties of the Purchasers contained herein and in the Notes and in any certificate or other instrument delivered pursuant to any of the foregoing shall be correct in all material respects as though made on and as of the Closing Date, except to the extent that such representations and warranties speak as of a certain date, in which case such representations and warranties shall have been true and correct as of such date.

5.            Covenants. The Company agrees that, so long as the Notes are outstanding and unpaid, the Company shall, directly or indirectly:

(a)            Compliance with Laws. Comply with all applicable laws and judgments and maintain all required clearances, consents, permits and approvals of governmental authorities, except for such noncompliance which, either individually or in the aggregate, could not reasonably be expected to result in a material adverse effect upon the financial condition, operating results, assets, customer or supplier relations, employee relations or business prospects of the Company.

(b)            Further Assurances. Duly execute and deliver, or cause to be duly executed and delivered, at its own cost and expense, such further instruments and documents and to take all such action, in each case as may be necessary or proper in the reasonable judgment of Purchaser to carry out the provisions and purposes of this Agreement and the Notes.

(c)            Use of Proceeds. The aggregate proceeds of the Notes shall be used by the Company for general operating purposes.

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(d)            Notice of Change of Control Transaction. Provide thirty (30) days prior written notice of any Change of Control Transaction (as defined below). “Change of Control Transaction” means any of the following: (i) the merger or consolidation of the Company with or into any other corporation or business entity (except one in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least a majority of the outstanding securities having the right to vote in an election of the board of directors of the surviving corporation (the “Voting Stock”)); (ii) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all assets of the Company; or (iii) the acquisition by any person or any group of persons (other than the Company, any of its direct or indirect subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its direct or indirect subsidiaries) acting together in any transaction or related series of transactions, of such number of shares of the Company’s Voting Stock as causes such person or group of persons to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, 50% or more of the combined voting power of the Voting Stock of the Company.

6.	Other Provisions.

(a)            Amendments and Waivers. This Agreement may be amended and any provision hereof waived only with the written consent of the Company and the Purchasers holding more than fifty percent (50%) of then outstanding aggregate principal balance of all of the Notes issued hereunder (the “Purchaser Majority Interest”); provided, that no amendment or waiver which would alter or change the principal amount owing upon the Notes or the rate of interest payable thereon may be effective without the consent of all of the Purchasers. For avoidance of doubt, notwithstanding the proviso in the prior sentence, the prepayment provisions in Section 3 of the Note and the Note conversion provisions set forth in the Note may be amended or waived by a Purchaser Majority Interest. Any amendment or waiver of any term or condition hereof that is approved by the Purchaser Majority Interest shall be binding upon all Purchasers.

(b)            Notices. All notices, requests and demands under this Agreement must be in writing and, unless otherwise expressly provided therein, shall be delivered by hand, sent by email, or sent by United States mail, first-class postage prepaid, addressed as follows:

The Company:       TriplePulse, Inc.

  3110 Main Street, Suite D
  Santa Monica, CA 90405
  Attention: Chris Thompson
  Email: chrisdthompson@gmail.com

with a copy to:       Laszlo Kupan

  11114 McDonald Street

  Culver City, CA 90230

  Email: lkupan@gmail.com

The Purchasers:     to the contact information set forth below each Purchaser’s signature block to this Agreement

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Notices, requests or demands hereunder shall be deemed given (i) three (3) business days after being deposited in the U.S. mail, postage prepaid, if sent by U.S. mail, (ii) upon confirmation of transmission, if sent by facsimile, (iii) when delivered, if delivered in person, (iv) when delivered, if sent by overnight courier service, and (v) when sent if by e-mail. Any party to this Agreement or the Notes may rely on signatures of the parties thereto that are transmitted by fax, emailed “pdf” file or other electronic means as fully as if originally signed.

(c)            Expenses. Each of the Company and the Purchasers shall bear their own expenses, including attorneys’ fees, in connection with the preparation and negotiation of this Agreement and the Notes.

(d)            No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising any right, remedy, power or privilege under this Agreement or any of the Notes shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement or any of the Notes preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges under this Agreement and the Notes are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(e)            Survival of Representations and Warranties. All representations and warranties made under this Agreement, each Note and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall survive their execution and delivery.

(f)            Headings Descriptive. Section headings have been inserted in this Agreement and each of the Notes for convenience only and shall not be construed to be a part thereof.

(g)            Severability. Every provision of this Agreement and each of the Notes is intended to be severable, and if any term or provision thereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions thereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

(h)            Integration. All exhibits to this Agreement or the Notes shall be deemed to be a part thereof. This Agreement and each Note embody the entire agreement and understanding between the Company and each of the Purchasers, with respect to the subject matter thereof and supersede all prior agreements and understandings between them with respect to the subject matter hereof and thereof.

(i)            Consent to Jurisdiction. The parties hereby irrevocably submit to the jurisdiction of any state or federal court located in Los Angeles County, California with respect to any suit, action or proceeding arising out of or relating to this Agreement or any Note. Each party hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each party hereby agrees that a final judgment in any such suit, action or proceeding brought in such a court, after all appropriate appeals, shall be conclusive and binding upon it.

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(j)            Governing Law. This Agreement, the Notes and the rights and obligations of the parties hereunder and thereunder shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Delaware, without regard to principles of conflict of laws.

(k)            Assignment. This Agreement, the Notes and the rights and obligations of the parties hereunder and thereunder shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither the Company nor any Purchaser may assign this Agreement or any of the Notes, or assign the rights or delegate the duties hereunder or thereunder, without, in the case of an assignment by any Purchaser, the prior written consent of the Company or, in the case of an assignment by the Company, the prior written consent of the Purchaser Majority Interest.

(l)            Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or any of the Notes, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

(m)            Counterparts. This Agreement may be executed by one or more of the parties thereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same document.

(n)            Facsimile or pdf Signatures. This Agreement may be executed by any party by delivery of a facsimile or pdf signature, which signature shall have the same force and effect as an original signature. Any party which delivers a facsimile or pdf signature shall promptly thereafter deliver an originally executed signature to the Company; provided, however, that the failure to deliver an original signature page shall not affect the validity of any signature delivered by facsimile or pdf.

(o)            Pronouns. References to any form of third person pronouns herein (he, she or it) shall be deemed to include all other forms, as appropriate, and all such references shall be deemed to include both plural and singular.

(p)            Escrow Agent. U.S. Bank National Association is acting only as the Escrow Agent in connection with the offering described herein, and has not endorsed, recommended or guaranteed the purchase, value or repayment of the securities described herein.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date and year first above written.

COMPANY

TRIPLEPULSE, INC.,
a Delaware corporation

By:	/s/ Christopher Thompson
Name:	Christopher Thompson
Title:	CEO

TriplePulse Note Purchase Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date and year first above written

500 STARTUPS III, L.P.,
for itself and as nominee for
certain other individuals and entities

By: 500 STARTUPS III, L.L.C.,
its general partner

	By:	/s/ Christine Tsai (Jul 2, 2015)
	Name:	Christine Tsai
	Title:	Managing Member

Address:	444 Castro Street, #1200
Mountain View, CA 94041

TriplePulse Note Purchase Agreement

SCHEDULE 1

SCHEDULE OF PURCHASERS

Purchaser Name	Principal Amount of Promissory Notes
BRIGHTSTONE VENTURE CAPITAL FUND, LP	$250,000
500 STARTUPS III, L.P.	$175,000

Totals:	$425,000

TriplePulse Note Purchase Agreement

EXHIBIT A

FORM OF CONVERTIBLE PROMISSORY NOTE

TriplePulse Note Purchase Agreement

TRIPLEPULSE, INC.

July 2 , 2015

500 Startups III, L.P.
444 Castro St., # 1200

Mountain View, CA 94041

Re:     Additional Rights

To Whom It May Concern:

In consideration for your purchase of a Convertible Promissory Note in the aggregate principal amount of $175,000 (the “Note”) of TRIPLEPULSE, INC. (the “Company”), pursuant to that certain Note Purchase Agreement dated as of July 2, 2015, the Company hereby agrees:

1.	The Company shall deliver to you, in each case to the extent that the Company has such financial statements:

a.	as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholders’ equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail and prepared on a consistent basis;

b.	as soon as practicable, but in any event within thirty (30) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter, all prepared on a consistent basis;

c.	such other information relating to the financial condition, business or corporate affairs of the Company as the you may from time to time reasonably request, provided, however, that the Company shall not be obligated under this Subsection (c) or any other subsection of Section 1 to provide information that (i) it deems in good faith to be a trade secret or highly confidential information or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

2.	You agree to maintain the confidentiality of all of the information provided to you under Section 1, and agree not to use such information other than for a purpose reasonably related to your investment in the Company or as requested by the Company.

3.	You shall have a right of first offer to purchase up to $250,000 of any equity securities the Company may sell or issue in any of the Company’s subsequent sale(s) (or series of related sales) of its equity securities to investors following the date hereof (the “Effective Date”) until a Qualified Financing (as defined in the Note) has occurred.

Each time the Company proposes to offer any equity securities to investors, the Company shall also make an offering of such equity securities to you by providing you with a notice stating the number of equity securities to be offered and the price and terms upon which it proposes to offer such shares (an “Offering Notice”). You shall have 10 days from your receipt of the Offering Notice to elect to participate in such financing. In the event the Company issues equity securities in such subsequent sale that are common stock or preferred stock, you may elect to purchase such shares at the lowest price and on at least pari passu terms sold to any purchaser in such subsequent sale. In the event the Company issues equity securities in such subsequent sale that constitute convertible indebtedness, you may elect to purchase such indebtedness on at least pari passu terms sold to any purchaser in such subsequent sale.

Your right of first offer set forth in this letter agreement shall be subject to compliance with applicable federal and state securities laws. You will forfeit your right of first offer with respect to any sale or issuance of equity securities unless you are able to represent and warrant that you meet the qualifications and standards reasonably requested by the Company so that such sale and issuance shall be exempt from registration or qualification under applicable federal and state securities laws; provided, that each purchaser of equity securities in such sale or issuance shall be required to make the same such representations and warranties, and no other exemption shall be reasonably available to the Company that would allow you and all other such purchasers to participate in such sale or issuance of equity securities.

Your right of first offer set forth in this letter agreement shall terminate (a) immediately following the consummation of the Qualified Financing, (b) immediately prior to the closing of (i) the Company’s initial public offering; (ii) the sale of the Company (through a merger, consolidation, sale of all or substantially all of its assets or stock or similar transaction); or (iii) the acquisition by a single purchaser of all of the issued and outstanding shares of capital stock of the Company; (c) at any time indicated in a written agreement between you and the Company; or (d) the effective time of any liquidation, winding up or dissolution of the Company.

4.	You shall be deemed to be a “Major Investor” (or such similar term) for all purposes, including, without limitation, right of first offer and information rights, in all financing documents related to all such subsequent sales of equity securities to investors, to the extent such concept exists.

5.	Notwithstanding anything contained in the Note, the Note Purchase Agreement or this letter (together, the “Transaction Documents”) to the contrary, you shall be entitled to transfer your rights and obligations under the Transaction Documents to any partnership, limited liability company, corporation or venture capital venture fund with which you are affiliated (“Affiliate”) as of the date hereof or at any time in the future, irrespective of whether such Affiliate has been formed on the date hereof; provided that such Affiliate agrees in writing to be subject to the terms of the Transaction Documents to the same extent as if the Affiliate were an original investor thereunder.

Except as specifically provided in this letter agreement, all terms and conditions of the Note and Note Purchase Agreement remain in full force and effect, without modification or limitation.

[Signature Page Follows]

Very truly yours,

TRIPLEPULSE, INC.

By:	/s/ Christopher Thompson
(Signature)

Name: Christopher Thompson

Title: CEO

AGREED AND ACCEPTED:

500 STARTUPS III, L.P.,
for itself and as nominee for
certain other individuals and entities

By: 500 STARTUPS III, L.L.C.,
its general partner

By:	/s/ Christine Tsai (Jul 2, 2015)
Name:	Christine Tsai
Title:	Managing Member

Address: 444 Castro Street, #1200
Mountain View, CA 94041

Signature page to Side Letter for 500 Startups III, L.P.